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              [FIRST WASHINGTON REALTY TRUST, INC. PRESS RELEASE]


FOR IMMEDIATE RELEASE:

                     FIRST WASHINGTON REALTY TRUST, INC.
                      TO BE ACQUIRED BY AN AFFILIATE OF
                                   CALPERS

               TRANSACTION VALUED AT APPROXIMATELY $800 MILLION

      BETHESDA, MD, September 28, 2000 -- First Washington Realty Trust, Inc. (NYSE: FRW; FRW Pr) today announced that it has entered into a definitive agreement to sell the Company to U.S. Retail Partners, LLC, a joint venture of the California Public Employees' Retirement System ("CalPERS") and National Retail Partners, LLC, for a total consideration of approximately $800 million to be paid in cash together with the assumption of certain indebtedness. Management estimates net proceeds from the transaction, after the payment of debt and other liabilities and the payment of transaction expenses, will yield approximately $26 per share of common stock in cash (and approximately $33.33 per share of preferred stock in cash). The estimated share price represents a premium of 25.3% over First Washington's closing common stock price of $20.75 on September 27, 2000.

      The sale and plan of liquidation were unanimously adopted by a special committee of independent directors as well as by the full Board of Directors of First Washington at a special meeting held on September 25, 2000. Completion of the transaction, which is expected to occur in January 2001, is subject to approval by the First Washington stockholders and the limited partners of the Company's operating partnership and the satisfaction of customary closing conditions. A number of factors will affect the actual amount distributed to stockholders and limited partners, including transaction expenses, the Company's operations prior to closing and certain closing adjustments.

      Under the terms of the transaction, First Washington has adopted a plan of liquidation which will be accomplished by the sale of substantially all of the Company's assets followed by a merger of the Company and its affiliated operating partnership into two CalPERS-related entities. In connection with the transaction, existing stockholders will receive all cash for their stock, and existing operating partnership unit holders (who participate in the Company's "UPREIT" operating partnership) will have the option of receiving their liquidation payment in either cash or a combination of cash and a partnership interest in the newly-merged operating partnership entity.

      In a separate undertaking, First Washington's two senior officers, Stuart
D. Halpert and William J. Wolfe, have agreed to form a new private entity which will provide management, leasing and related services to U.S. Retail Partners, LLC in connection with the properties to be acquired.



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      "This portfolio is in the middle of the strike zone for CalPERS' core real estate strategic plan," said Michael Flaherman, Chair of CalPERS Investment Committee. "It strengthens our exposure on the East Coast and features high-quality grocery-anchored centers located in strong markets that will provide the opportunity to enhance cash flow and value to our Fund."

      Stuart D. Halpert, who is the Chairman of First Washington, and William J. Wolfe, who is the President, issued the following joint statement: "On a wholly personal level, to participate in the sale of a company that we have steadfastly built with our colleagues over the last eighteen years is emotionally difficult. However, when we decided in 1994 to make an initial offering of First Washington stock to the public, we did so knowing we were taking on a whole new set of priorities. And this transaction fulfills what we regard as the most important of all of those priorities -- to deliver highly attractive shareholder value."

      "This transaction permits First Washington to realize today, in the 'short run', what we had heretofore regarded as a longer term objective, and that is a materially higher stock price. For an extended period of time, First Washington's stock has traded substantially below what we believe to be its net asset value. In this transaction, assuming a liquidation price of approximately $26 per common share, our common stockholders will realize a 28.6% premium to their stock's trailing 52-week average closing price."

      "Finally, as real estate professionals we personally look with pleasure to a new and continuing relationship with U.S. Retail Partners, LLC. Our association will create for us exciting challenges and it will continue to provide our colleagues of many years with rewarding career opportunities. All-in-all, we believe this is a remarkably good transaction."

      Chase Securities Inc. is acting as exclusive financial advisor to First Washington and has issued a fairness opinion to the Company in connection with the proposed transaction.

      First Washington Realty Trust, Inc. is a publicly-traded real estate investment trust that owns and operates 63 neighborhood shopping centers throughout the Mid-Atlantic States and the greater Chicago and Milwaukee metropolitan areas.

      California Public Employees' Retirement System, with assets of over $177 billion, is the largest public pension fund in the United States. The pension fund provides retirement and health benefits to more than 1.2 million members, including active workers and retirees and their families and beneficiaries. The pension fund is headquartered in Sacramento, California.


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      The preceding information may contain forward-looking statements concerning the Company's plans, objectives and expectations, including statements concerning the possible outcome of the transactions, the anticipated proceeds from the transactions and timing of the transactions. Such forward-looking statements and comments in this press release are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Such statements relating to, among other things, events, conditions, prospects and financial conditions that may affect the Company's future distributions, plans of operations, business strategy, and financial position are not guarantees of future performance and are necessarily subject to risks and uncertainties, some of which are significant in scope and nature, including without limitation, increased competition, adverse economic trends, failure of the proposed transaction to take place, factors described above and other factors which could cause actual results to differ materially from those described in such forward-looking statements.

      First Washington Realty Trust, Inc. plans to mail a proxy statement to its stockholders containing information about the transactions. Stockholders of First Washington are advised to read the proxy statement carefully when it becomes available because it will contain important information about the transactions, the persons soliciting proxies related to the transactions, and related matters. Stockholders of First Washington may obtain free copies of the proxy statement (when available) and other documents filed by First Washington with the Securities and Exchange Commission at http://www.sec.gov. Free copies of the proxy statement (when available) may also be requested from the Company at: First Washington Realty Trust, Inc., Attention: Investor Relations Department, 4350 East-West Highway, Suite 400, Bethesda, Maryland 20814. Reference is made to the discussion of Risk Factors in the Company's Form 8-K filed on December 23, 1999.



         Contacts:   Stuart D. Halpert, Chairman 301-907-7800
                     William J. Wolfe, President 301-907-7800
                     James G. Blumenthal, Chief Financial Officer 301-907-7800
                     Website: www.firstwash.com


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